American Integrity Insurance Group, Inc. Announces Special Cash Dividend
TAMPA, Fla., February 24, 2026 (GLOBE NEWSWIRE) — American Integrity Insurance Group, Inc. (NYSE: AII), a Tampa-based property and casualty insurance holding company and one of Florida’s leading providers of residential property insurance, announced today that its Board of Directors declared a special cash dividend in the amount of $1.02 per share of common stock, to be paid on March 30, 2026, to all stockholders of record as of the close of business on March 16, 2026. The aggregate amount of the payment to be made in connection with this special cash dividend will be approximately $20 million.

About American Integrity Insurance Group, Inc.
American Integrity Insurance Group, Inc. (NYSE: AII) is a leading provider of residential property insurance, focused on delivering innovative, reliable coverage to homeowners throughout the Southeast. Built on a foundation of integrity, resilience, and service, the Company’s mission is to be the most trusted and responsive insurance solution in the markets it serves. Founded in 2006 and headquartered in Tampa, American Integrity is committed to protecting policyholders with strength and purpose—today and for generations to come. For more information, visit www.aii.com.

Company Contact:
Ben Lurie, CFO
American Integrity Insurance Group, Inc.
Tel (813) 551-1014
blurie@aii.com